Ex. T3B.82
LIMITED LIABILITY COMPANY AGREEMENT

OF

URC, LLC

This Limited Liability Company Agreement of URC, LLC (the “LLC”) is made and entered into as of the 23rd  day of September, 2002, by the undersigned, hereinafter referred to as the “Member.”

WHEREAS, the Member desires to have the LLC respected as a limited liability company under applicable non-tax state law, but disregarded as an entity separate from the Member for purposes of applicable tax law, in accordance with United States Treasury Regulation, Section 301.7701-3(b)(1)(ii) and applicable state tax law;

Therefore, the Member hereby agrees as follows:

1.           Organization and Applicable Law.

1.1           LLC is Organized Under Delaware Law. The LLC is organized pursuant to the provisions of Title 6, Subchapter I, Sections 18-101 and following of the Delaware Code Annotated, the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.) (the “Act”), and the rights and liabilities of the Member shall be as provided therein, except as herein otherwise expressly stated. All questions with respect to the construction of this Agreement and the rights and liabilities of any person hereunder shall be determined in accordance with the provisions of the Act, and such other laws of the State as may be applicable.

1.2           Applicable Tax Law. While the LLC has only one Member, it shall be disregarded as an entity separate from the Member for purposes of applicable tax law, in accordance with United States Treasury Regulation, Section 301.7701-3(b)(1)(ii) and applicable state tax law, and the Member and the LLC shall make such filings and take such other actions as may be appropriate to cause the LLC to be disregarded. At any time that the LLC has more than one Member, the Members shall take actions with regard to tax matters in accordance with Section 9.2 of this Agreement.

1.3           Filings and Authorized Person. The Member and the LLC shall make such filings and take such action as may be reasonably required to cause the LLC to be respected as a limited liability company under applicable non-tax state law of the State of Delaware (the “State”) and any other state or jurisdiction in which the LLC may engage in business. Steven R. London is hereby designated an “authorized person” to execute and file a Certificate of Formation of the LLC in accordance with the Act.

1.4           Registered Office And Registered Agent. The address of the registered office of the LLC in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City

of Wilmington, County of New Castle, State of Delaware. The name of the registered agent at that address is The Corporation Trust Company.

2.           Business of Limited Liability Company.

The business of the LLC shall be to own shares of capital stock in one or more corporations, member interests in one or more limited liability companies or equity interests in other entities and to engage in any other business permitted a limited liability company under Delaware state law.

3.           Office.

The office of the LLC shall be 100 Charles Park Road, West Roxbury, Massachusetts 02132, or such other location or locations as the Member may from time to time designate in writing.

4.           Term.

The LLC shall commence on the date hereof and shall continue until the Member decides to terminate it.

5,           No Obligation to Make Additional Contributions.

The Member shall have no obligation to make additional capital contributions to the LLC for any purpose or reason.

6.           Operation and Control.

The Member shall be the manager of the LLC. In its capacity as manager of LLC, the Member shall have full charge of the operation, management and conduct of the LLC.

7.           Compensation.

The Member may receive such compensation (or no compensation) for services rendered by it to the LLC as it considers appropriate.

8.           Indemnification.

The Member shall not be liable for the debts, expenses or liabilities of the LLC, or for any other obligation related to the management or operation of the LLC’s properties and the conduct of its business. In the event that the Member is held liable for a debt, expense or liability of the LLC and is required to pay or does pay any debt, expense or liability, the Member shall have a right of indemnification against the LLC for the full amount thereof, including its legal and other professional fees, if any.

9.           Transfers, Dissolution, and Additional Members.

9.1           Transfers in General. The Member may, by written instrument, transfer, assign, pledge or sell its interest in the LLC to another without restriction.

9.2           Additional Members. If, for any reason, the LLC has more than one Member at any time, then such Members shall act by majority vote and take such action and make such filings as are required to properly report the profits and losses and other items of the LLC for tax purposes in accordance with their respective interests in the LLC.

10.           Effect of Conversion. The LLC is being formed in connection with the conversion of Uno Restaurant Corporation (the “Corporation”) into the LLC. When the conversion becomes effective under Section 18-214 of the Delaware Limited Liability Company Act (the “Act”), for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of the Corporation, and all property, real, personal and mixed, and all debts due to the Corporation, as well as all other things and causes of action belonging to the Corporation, shall remain vested in the LLC and shall be the property of the LLC, and the title to any real property vested by deed or otherwise in the Corporation shall not revert or be in any way impaired by reason of the Act; but all rights of creditors and all liens upon any property of the Corporation shall be preserved unimpaired, and all debts, liabilities and duties of the Corporation shall remain attached to the LLC, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a domestic limited liability company. The rights, privileges, powers and interests in property of the Corporation, as well as the debts, liabilities and duties of the Corporation, shall not be deemed, as a consequence of the conversion, to have been transferred to the LLC for any purpose of the laws of the State of Delaware.

11.           Termination and Dissolution.

11.1           Termination. The LLC shall not terminate upon the transfer, sale or assignment of any interest in the LLC, but the LLC shall continue in accordance with the terms and conditions contained in this Agreement. The LLC shall terminate on the direction of the Member, or by majority vote of the Members, if there is more than one.

11.2           Procedures upon Termination. Upon termination of the LLC, the Member shall proceed with reasonable promptness to liquidate the business of the LLC. After the payment of LLC debts, expenses of liquidation and any loans of the LLC, and after setting up of reasonable reserves for LLC liabilities, the balance of proceeds from liquidation shall be distributed to the Member, and the LLC shall be dissolved in accordance with the law of the State.

12.           Miscellaneous.

12.1           Successors. This Agreement, where applicable, shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, successors, personal representatives and assigns.

12.2           Amendments. This Agreement may not be amended, modified, altered or changed in any respect whatsoever except by the Member.

12.3           Records and Information. The LLC shall keep at its principal office the following records, and such other records (if any) as may be required under applicable state law:

(a)	A current list of the full name and last known business address of each Member;

(b)	Copies of records that would enable a Member to determine the capital values and the relative voting rights of the Members;

(c)	A copy of the LLC Certificate of Formation and any restatements and amendments thereto;

(d)	Executed copies of any powers of attorney pursuant to which any certificate regarding the LLC or its Members has been executed;

(e)	Copies of the LLC’s federal, state and local income tax returns and reports, if any, for the five (5) most recent years;

(f)	A copy of this Agreement;

(g)	Any written records of proceedings of the Members; and

(h)	Copies of any financial statements of the LLC for the five (5) most recent years.

12.4           Banking. All funds of the LLC shall be deposited and kept in the name of the LLC and such bank account or accounts shall be designated by the Member.

12.5           Accountant. The accountant for the LLC shall be such person or firm as may be determined by the Member.

12.6           Severability. Any provision of the Act or other applicable law which is contrary to or supersedes any provision hereof shall not affect the validity of the balance of this Agreement, and the remaining provisions shall be enforced as if the invalid provision were deleted.

IN WITNESS WHEREOF, the Member has hereunto signed and sealed this 23rd  day of September, 2002.

MEMBER:

UNO RESTAURANT HOLDINGS CORPORATION

By:          /s/  Robert M. Vincent
Robert M. Vincent
Executive Vice President - Finance

SCHEDULE A

MEMBER’S

CONTRIBUTION TO CAPITAL

Member	Address	Capital Contribution
Uno Restaurant Holdings Corporation	100 Charles Park Rd. W. Roxbury, MA 02132	Conversion of shares of Uno Restaurant Corporation